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                                                                     EXHIBIT 4.2

                                                                  EXECUTION COPY

                          Supplemental Indenture No. 6

                           Dated as of August 8, 2002

     This Supplemental Indenture No. 6 to the Indenture referred to below is dated as of August 8, 2002 (this "Supplemental Indenture") between AK Steel Corporation, a Delaware corporation (the "Company"), AK Steel Holding Corporation, a Delaware corporation ("Holding"), Douglas Dynamics, L.L.C., a Delaware corporation (the "Subsidiary Guarantor"), and U.S. Bank National Association, as trustee (the "Trustee").

     The Company, Holding, the Subsidiary Guarantor and the Trustee are parties to an Indenture dated as of November 1, 1993 (the "Base Indenture"), as amended and supplemented by Supplemental Indenture No. 2 dated as of December 15, 1998 ("Supplemental Indenture No. 2"), Supplemental Indenture No. 3 dated as of July 30, 1999, Supplemental Indenture No. 4 dated as of September 30, 1999, and Supplemental Indenture No. 5 dated as of October 1, 1999 (the Base Indenture, as so amended and supplemented by each of the foregoing Supplemental Indentures, the "Indenture") providing, among other things, for the authentication, delivery and administration of the Company's 8 7/8% Senior Notes due 2008 issued thereunder (the "Notes").

     The Company has solicited consents from Holders (as defined below) of the Notes to certain amendments to the Indenture described in Article II hereof (the "Proposed Amendments").

     Pursuant to Section 10.02 of the Base Indenture, the Holders of not less than a majority in aggregate principal amount of the outstanding Notes have approved the Proposed Amendments.

     The Company has directed the Trustee to execute and deliver this Supplemental Indenture in accordance with the terms of the Indenture.

     In consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

                                    ARTICLE I

                          DEFINITIONS AND EFFECTIVENESS

     Section 1.1 Definitions. Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

     Section 1.2 Effectiveness. The Proposed Amendments will become effective immediately upon execution and delivery hereof by each of the Company, Holding, the Subsidiary Guarantor and the Trustee (the "Effective Time").

                                   ARTICLE II

                             AMENDMENTS TO INDENTURE

     Section 2.1 Amendments to Indenture. On and after the Effective Time, the Indenture shall be amended as follows:

            (a) Section 203 of Supplemental Indenture No. 2 shall be amended to include the following definitions in proper alphabetical order:

                   (i) "'Permitted Guarantees' means Guarantees issued by the Company of up to $50.0 million aggregate principal amount of Indebtedness at

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          any one time outstanding issued by another Person structured as an unincorporated joint venture, partnership, association or limited liability company (i) in which the Company or any Wholly Owned Restricted Subsidiary owns at least 50% of the outstanding total Voting Stock thereof and (ii) that engages only in a business of the type conducted by the Company on August 8, 2002 or in a business ancillary thereto."; and

               (ii) "`Wholly Owned Restricted Subsidiary' means any Restricted Subsidiary all the Voting Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Restricted Subsidiary of the Company."

          (b) The definition of "Consolidated Net Income" contained in Section 203 of the Indenture shall be amended as follows:

               (i) clause (viii) thereof shall be deleted and the reference to clause "(ix)" thereof shall be changed to clause "(viii)";

               (ii) an "(A)" shall be inserted immediately before the words "special charges" contained in the last clause thereof; and

               (iii) the following shall be inserted immediately prior to the period at the end thereof: ", (B) net gains or losses from a fourth quarter (corridor) adjustment (and related tax effects) recognized by the Company or any Subsidiary in accordance with its method of recording unrecognized net actuarial gains and losses in accounting for pensions and other postretirement benefits, provided, however, that if any such fourth quarter adjustment shall occur, it shall be included prospectively in Consolidated Net Income for purposes of
          Section 302 hereof to the following extent: its effect (and related tax effects) shall be deferred and amortized equally over a period of 120 months beginning January 1 of the year subsequent to the fourth quarter adjustment and (C) any charges (and related tax effects) recorded by the Company or any Subsidiary as a result of the impairment of goodwill under generally accepted accounting principles".

          (c) The definition of "Restricted Payment" contained in Section 203 of the Indenture shall be amended by inserting the text "(A) Permitted Guarantees or (B)" in the final proviso immediately following the words "provided, that Restricted Payments shall not include" thereof.

          (d)  Section 302 of the Indenture shall be amended as follows:

               (i)   in clause (a)(iii) thereof,

                     (a) the three references to the date "September 12, 1997" shall be replaced with the date "April 1, 2002";

                     (b) the words "subsequent to June 30, 1997" shall be replaced with the words "from April 1, 2002";

                     (c) the word "and" shall be deleted from the end of subclause (B); and

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                           (d)  the following shall be inserted immediately
                   prior to the period at the end of subclause (C): "and (D) $25.0 million";

                   (ii) the word "and" shall be deleted from the end of clause (b)(x) thereof, ;

                   (iii) the words "wholly owned" in clause (b)(xi) thereof shall be replaced by the words "Wholly Owned";

                   (iv) the following shall be inserted immediately prior to the period at the end of clause (b)(xi) thereof: "; and (xii) so long as none of the conditions described in clause (i) and (ii) of subsection (a) hereof exists, declaring and paying one or more dividends on or before June 30, 2004 in an aggregate amount not to exceed $50.0 million"; and

                   (v) the text "(vi), (ix) and (x) of Section 302(b)" contained in clause (c) thereof shall be replaced with the text "(vi), (ix), (x) and (xii) of Section 302(b)".

             (e)   Section 303 of the Indenture shall be amended as follows:

                   (i)     the word "and" shall be deleted at the end of clause
             (b)(x) thereof; and

                   (ii) the following shall be inserted immediately prior to the period at the end of clause (b)(xi) thereof: "; and (xii) Permitted Guarantees".

     Section 2.2 Notification to Holders. The Company shall notify the Holders of the execution of this Supplemental Indenture. Any failure of the Company to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of this Supplemental Indenture.

     Section 2.3   Receipt by Trustee. In accordance with Sections 10.03 and
14.04 of the Base Indenture, the parties acknowledge that the Trustee has received an Officers' Certificate and an Opinion of Counsel as conclusive evidence that this Supplemental Indenture complies with the Indenture.

                                   ARTICLE III

                                  MISCELLANEOUS

     Section 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

     Section 3.2 Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State, without reference to principles of conflicts of law.

     Section 3.3 Separability Clause. If any one or more of the provisions contained in this Supplemental Indenture be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

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     Section 3.4  Ratification of Indenture; Supplemental Indenture Part of
Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

     Section 3.5 Counterparts. This Supplemental Indenture may be simultaneously executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute one and the same instrument.

     Section 3.6 Headings. The descriptive headings of the several Articles of this Supplemental Indenture were formulated, used and inserted in this Supplemental Indenture for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first above written.

                              Ak Steel Corporation


                              By: /s/ James L. Wainscott
                                  ---------------------------------
                                  Name:  James L. Wainscott
                                  Title: Chief Financial Officer


                              Ak Steel Holding Corporation,
                              as Guarantor


                              By: /s/ James L. Wainscott
                                  ---------------------------------
                                  Name:  James L. Wainscott
                                  Title: Chief Financial Officer


                              Douglas Dynamics, L.L.C.,
                              as Subsidiary Guarantor


                              By: /s/ James L. Wainscott
                                  ---------------------------------
                                  Name:  James L. Wainscott
                                  Title: Treasurer


                              U.S. Bank Trust National Association,
                              as Trustee


                              By: /s/ Robert T. Jones
                                  ---------------------------------
                                  Name:  Robert T. Jones
                                  Title: Vice President and Trust Officer

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